News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	February 21, 2013
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2012 and Increases Quarterly Common Dividend by 14% to $1.25 Per Share

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2012.

Operating Results for the Three Months Ended December 31, 2012

For the three months ended December 31, 2012, net income allocable to our common shareholders was $209.5 million or $1.22 per diluted common share, compared to $164.2 million or $0.96 per diluted common share for the same period in 2011, representing an increase of $45.3 million or $0.26 per diluted common share.  This increase is due primarily to (i) a $32.1 million increase resulting from foreign currency exchange gains and losses incurred in translating the value of our Euro-denominated loan receivable from Shurgard Europe into U.S. Dollars and (ii) improved property operations (see below).

Revenues for the Same Store Facilities (see table below) increased 4.9% or $18.9 million in the quarter ended December 31, 2012 as compared to the same period in 2011, due to higher realized annual rent per occupied square foot and higher occupancy.  Cost of operations for the Same Store Facilities decreased by 5.9% or $6.2 million in the quarter ended December 31, 2012 as compared to the same period in 2011, due primarily to lower repairs and maintenance and on-site property manager payroll.  Net operating income for our Same Store Facilities increased 8.9% or $25.0 million in the quarter ended December 31, 2012 as compared to the same period in 2011.  Net operating income for our non-Same Store facilities increased $5.9 million in the quarter ended December 31, 2012 as compared to the same period in 2011.

Operating Results for the Year Ended December 31, 2012

For the year ended December 31, 2012, net income allocable to our common shareholders was $669.7 million or $3.90 per diluted common share, compared to $561.7 million or $3.29 per diluted common share for the same period in 2011, representing an increase of $108.0 million or $0.61 per diluted common share.  This increase is due to (i) improved property operations (see below), (ii) a $19.6 million reduction in distributions to preferred shareholders due primarily to lower average coupon rates, and (iii) a $16.2 million increase resulting from foreign currency exchange gains and losses incurred in translating our Euro-denominated loan receivable from Shurgard Europe into U.S. Dollars, offset partially by (iv) a $36.3 million decrease due to the application of EITF D-42 to our, and our equity share of PS Business Parks, Inc.’s (“PSB”), redemptions of preferred securities.

Revenues for the Same Store Facilities (see table below) increased 4.9% or $74.3 million in the year ended December 31, 2012 as compared to the same period in 2011, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities decreased by 1.7% or $8.3 million in the year ended December 31, 2012 as compared to the same period in 2011 due primarily to lower repairs and maintenance and media advertising.  Net operating income for our Same Store Facilities increased 7.9% or $82.6 million in the year ended December 31, 2012 as compared to the same period in 2011.  Net operating income for our non-Same Store facilities increased $20.0 million in the year ended December 31, 2012 as compared to the same period in 2011.

Funds from Operations

For the three months ended December 31, 2012, funds from operations (“FFO”) was $1.86 per diluted common share as compared to $1.50 for the same period in 2011, representing an increase of 24.0%.

For the quarter ended December 31, 2012, FFO was impacted by a foreign currency exchange gain of $11.4 million (compared to a $20.8 million loss for the same period in 2011) and a $12.0 million charge in applying EITF D-42 due to redemptions of preferred securities, including our equity share of PSB (compared to $3.5 million for the same period in 2011).

For the year ended December 31, 2012, FFO was $6.31 per diluted common share as compared to $5.67 for the same period in 2011, representing an increase of 11.3%.

For the year ended December 31, 2012, FFO was impacted by a foreign currency exchange gain of $8.9 million (compared to a $7.3 million loss for the same period in 2011) and a $68.9 million charge in applying EITF D-42 due to redemptions of preferred securities, including our equity share of PSB (compared to $32.6 million for the same period in 2011).

Our FFO was also impacted by impairment charges with respect to non-real estate assets, contingency accruals, our equity share of PSB’s lease termination benefits, and costs associated with the acquisition of real estate facilities; the per-share impact of these items are included as “other items, net” in the table below.

The following table provides a summary of the per-share impact of the items noted above (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Percentage Change	2012	2011	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.86	$1.66	12.0%	$6.68	$5.93	12.6%

Foreign currency exchange gain (loss)	0.07	(0.12)		0.05	(0.04)
Application of EITF D-42	(0.07)	(0.02)		(0.40)	(0.19)
Other items, net	-	(0.02)		(0.02)	(0.03)

FFO per diluted common share, as reported	$1.86	$1.50	24.0%	$6.31	$5.67	11.3%

FFO is a term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.  We present FFO because we, and many analysts, consider FFO to be one measure of the performance of real estate companies.  We believe that FFO is helpful when measuring the performance of a real estate investment trust (“REIT”) because FFO excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time, while we believe that real estate values fluctuate due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Because other REITs may not compute FFO in the same manner; FFO may not be comparable among REITs. See the attached reconciliation of net income to FFO.

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  The following table summarizes the historical operating results of these 1,941 facilities (122.5 million net rentable square feet) that represent approximately 93% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2012.

Selected Operating Data for the Same Store Facilities (1,941 facilities) (unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Percentage Change	2012	2011	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$385,604	$366,284	5.3%	$1,516,152	$1,442,684	5.1%
Late charges and administrative fees	19,447	19,912	(2.3)%	80,168	79,371	1.0%
Total revenues (a)	405,051	386,196	4.9%	1,596,320	1,522,055	4.9%

Cost of operations:
Property taxes	26,042	26,063	(0.1)%	151,605	147,259	3.0%
On-site property manager payroll	22,969	24,553	(6.5)%	97,942	101,034	(3.1)%
Repairs and maintenance	8,901	12,519	(28.9)%	39,998	45,237	(11.6)%
Utilities	8,403	8,557	(1.8)%	36,255	37,732	(3.9)%
Media advertising	51	992	(94.9)%	6,326	10,542	(40.0)%
Other advertising and selling expense	7,455	7,544	(1.2)%	32,423	32,133	0.9%
Other direct property costs (b)	8,765	8,722	0.5%	35,257	35,937	(1.9)%
Supervisory payroll (c)	7,514	7,433	1.1%	33,144	32,038	3.5%
Allocated overhead (d)	8,361	8,249	1.4%	35,802	35,129	1.9%
Total cost of operations (a)	98,461	104,632	(5.9)%	468,752	477,041	(1.7)%

Net operating income (e)	$306,590	$281,564	8.9%	$1,127,568	$1,045,014	7.9%

Gross margin	75.7%	72.9%	3.8%	70.6%	68.7%	2.8%
Weighted average for the period:
Square foot occupancy (f)	91.8%	90.2%	1.8%	91.8%	91.2%	0.7%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (g) (h)	$13.72	$13.26	3.5%	$13.49	$12.92	4.4%
Available square foot (“REVPAF”) (h) (i)	$12.59	$11.96	5.3%	$12.38	$11.78	5.1%

Weighted average at December 31:
Square foot occupancy				91.4%	89.6%	2.0%
In place annual rent per occupied square foot (j)				$14.42	$14.02	2.9%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(b)
Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, business license costs, bank charges related to processing the properties’ cash receipts and the cost of operating each property’s rental office including supplies and telephone data communication lines.

(c)	Supervisory payroll expense represents compensation paid to the management personnel who directly and indirectly supervise the on-site property managers.

(d)
Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expense).

(e)	See attached reconciliation of Same Store NOI to our net income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(g)
Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.

(h)
These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(i)
Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available net rental square feet for the period.

(j)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2012	$383,928	$394,700	$412,641	$405,051	$1,596,320
2011	$366,497	$375,543	$393,819	$386,196	$1,522,055

Total cost of operations (in 000’s):
2012	$130,682	$121,043	$118,566	$98,461	$468,752
2011	$128,295	$122,776	$121,338	$104,632	$477,041

Property taxes (in 000’s):
2012	$43,058	$41,925	$40,580	$26,042	$151,605
2011	$41,382	$40,264	$39,550	$26,063	$147,259

Repairs and maintenance (in 000’s):
2012	$12,025	$10,585	$8,487	$8,901	$39,998
2011	$10,765	$10,993	$10,960	$12,519	$45,237

Media advertising (in 000’s):
2012	$3,145	$1,891	$1,239	$51	$6,326
2011	$4,046	$3,360	$2,144	$992	$10,542

REVPAF:
2012	$11.89	$12.25	$12.79	$12.59	$12.38
2011	$11.36	$11.64	$12.16	$11.96	$11.78

Weighted average realized annual rent per occupied square foot for the period:
2012	$13.17	$13.23	$13.79	$13.72	$13.49
2011	$12.65	$12.61	$13.19	$13.26	$12.92

Weighted average occupancy levels for the period:
2012	90.3%	92.6%	92.7%	91.8%	91.8%
2011	89.8%	92.3%	92.2%	90.2%	91.2%

Investing Activities

During the three months ended December 31, 2012, we acquired ten self-storage facilities (761,000 net rentable square feet of self-storage space and additional space that we intend to convert into 220,000 net rentable square feet of storage space for an additional cost of $15 million), located in Florida (three), Georgia (two), California (two) and one each in Arizona, New York and Texas, for an aggregate acquisition cost of approximately $82 million in cash.

Capital Activities

On December 27, 2012, we redeemed three preferred series at par (6.250% Series Z, 6.125% Series A, and 6.180% Series D Cumulative Preferred Shares) totaling $362.5 million, recognizing $12.0 million in related EITF D-42 charges during the three months ended December 31, 2012.

On January 16, 2013, we issued our 5.20% Series W Preferred Shares for gross proceeds of $500.0 million.

At December 31, 2012, we had $133.0 million outstanding on our credit facility which was repaid in full on January 16, 2013 with proceeds from the issuance of our Series W Preferred Shares.

Distributions Declared

On February 21, 2013, our Board of Trustees declared a regular common quarterly dividend of $1.25 per common share which is an increase of $0.15 per share, or 14% over the previous quarter’s distribution. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 28, 2013 to shareholders of record as of March 13, 2013.

Fourth Quarter Conference Call

A conference call is scheduled for February 22, 2013 at 10:00 a.m. (PST) to discuss the fourth quarter ended December 31, 2012 earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 90166639).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through March 8, 2013 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 90166639.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2012, the Company had interests in 2,078 self-storage facilities located in 38 states with approximately 132 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28.3 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at December 31, 2012.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Form 10-K for the period ended December 31, 2012 expected to be filed on or before March 1, 2013, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Amounts in thousands, except per share data)

Operating Revenues:
Self-storage facilities	$434,834	$408,771	$1,703,090	$1,603,524
Ancillary operations	30,617	28,272	123,639	114,089
	465,451	437,043	1,826,729	1,717,613
Operating Expenses:
Self-storage cost of operations	106,485	111,392	501,866	504,838
Ancillary cost of operations	9,107	9,092	38,263	37,396
Depreciation and amortization	92,586	89,715	357,781	357,969
General and administrative	12,720	11,466	56,837	52,410
Asset impairment charges	-	-	-	2,186
	220,898	221,665	954,747	954,799
Operating income	244,553	215,378	871,982	762,814

Other income (expense):
Interest and other income	5,435	7,115	22,074	32,333
Interest expense	(4,486)	(5,443)	(19,813)	(24,222)
Equity in earnings of unconsolidated real estate entities (a)	15,233	16,949	45,586	58,704
Foreign currency exchange gain (loss)	11,357	(20,782)	8,876	(7,287)
Gain on real estate sales and debt retirement	-	5,690	1,456	10,801
Income from continuing operations	272,092	218,907	930,161	833,143
Discontinued operations (b)	471	1,530	12,874	3,316
Net income	272,563	220,437	943,035	836,459
Allocation to noncontrolling interests	(1,192)	(286)	(3,777)	(12,617)
Net income allocable to Public Storage shareholders	271,371	220,151	939,258	823,842
Allocation of net income to:
Preferred shareholders - distributions	(48,969)	(51,951)	(205,241)	(224,877)
Preferred shareholders - redemptions	(12,019)	(3,508)	(61,696)	(35,585)
Restricted share units	(840)	(469)	(2,627)	(1,633)
Net income allocable to common shareholders	$209,543	$164,223	$669,694	$561,747
Per common share:
Net income per common share – Basic	$1.23	$0.97	$3.93	$3.31
Net income per common share – Diluted	$1.22	$0.96	$3.90	$3.29
Weighted average common shares - Basic	170,868	170,090	170,562	169,657
Weighted average common shares - Diluted	171,982	171,383	171,664	170,750

(a)	Equity in earnings of unconsolidated real estate entities was reduced $7.2 million in 2012 and increased $3.0 million in 2011 in applying EITF D-42 to PSB’s preferred equity redemptions.

(b)
Discontinued operations includes gains of $0.4 million and $12.1 million for the three months and year ended December 31, 2012, respectively, as a result of the disposition of four facilities in 2012 pursuant to eminent domain proceedings.

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA

	December 31, 2012	December 31, 2011
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$17,239	$139,008
Operating real estate facilities:
Land and buildings, at cost	11,070,062	10,777,576
Accumulated depreciation	(3,738,130)	(3,398,379)
	7,331,932	7,379,197

Investment in unconsolidated real estate entities	735,323	714,627
Goodwill and other intangible assets, net	209,374	209,833
Loan receivable from unconsolidated real estate entity	410,995	402,693
Other assets	88,540	87,204
Total assets	$8,793,403	$8,932,562
LIABILITIES AND EQUITY
Borrowings on bank credit facility	$133,000	$-
Notes payable	335,828	398,314
Accrued and other liabilities	201,711	210,966
Total liabilities	670,539	609,280

Redeemable noncontrolling interests	-	12,355

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 113,500 shares issued (in series) and outstanding (475,000 at December 31, 2011), at liquidation preference	2,837,500	3,111,271
Common Shares, $0.10 par value, 650,000,000 shares authorized, 171,388,286 shares issued and outstanding (170,238,805 at December 31, 2011)	17,139	17,024
Paid-in capital	5,519,596	5,442,506
Accumulated deficit	(279,474)	(259,578)
Accumulated other comprehensive loss	(1,005)	(23,014)
Total Public Storage shareholders’ equity	8,093,756	8,288,209
Permanent noncontrolling interests	29,108	22,718
Total equity	8,122,864	8,310,927
Total liabilities and equity	$8,793,403	$8,932,562

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents the 162 facilities (8.6 million net rentable square feet) that have been consolidated and operated by Shurgard Europe on a stabilized basis since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  These 162 facilities represent approximately 85% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (162 facilities) (unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Percentage Change	2012	2011	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates (a))
Rental income, late charges and administrative fees	$47,244	$48,465	(2.5)%	$188,115	$190,141	(1.1)%

Cost of operations	18,645	20,093	(7.2)%	78,615	82,105	(4.3)%

Net operating income	$28,599	$28,372	0.8%	$109,500	$108,036	1.4%

Gross margin	60.5%	58.5%	3.4%	58.2%	56.8%	2.5%
Weighted average for the period:
Square foot occupancy (b)	82.0%	85.0%	(3.5)%	83.1%	85.2%	(2.5)%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (c) (d)	$26.29	$26.00	1.1%	$25.80	$25.40	1.6%
Available square foot (“REVPAF”) (d) (e)	$21.56	$22.10	(2.4)%	$21.44	$21.64	(0.9)%

Weighted average at December 31:
Square foot occupancy				80.9%	83.6%	(3.2)%
In place annual rent per occupied square foot (f)				$29.42	$28.65	2.7%
Total net rentable square feet (in thousands)				8,627	8,627	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.297	1.297	-	1.285	1.285	-
Actual historical exchange rates	1.297	1.348	(3.8)%	1.285	1.392	(7.7)%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three months and year ended December 31, 2011 have been restated using the actual exchange rates for the three months and year ended December 31, 2012, respectively.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.

(d)
These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(e)
Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.

(f)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Amounts in thousands, except per share data)
Computation of FFO Allocable to Common Shares:
Net income	$272,563	$220,437	$943,035	$836,459
Add back – depreciation and amortization, including discontinued operations	92,586	89,830	358,103	358,525
Add back – depreciation from unconsolidated real estate investments	18,693	12,326	75,648	64,677
Eliminate – gains on sale and impairment charges related to real estate investments, including discontinued operations and our equity share of unconsolidated real estate investments	(505)	(6,979)	(14,778)	(12,797)
FFO allocable to equity holders	383,337	315,614	1,362,008	1,246,864
Less allocation of FFO to:
Noncontrolling equity interests	(1,878)	(1,843)	(6,828)	(15,539)
Preferred shareholders - distributions	(48,969)	(51,951)	(205,241)	(224,877)
Preferred shareholders - redemptions	(12,019)	(3,508)	(61,696)	(35,585)
Restricted share unitholders	(1,257)	(757)	(4,247)	(2,817)
FFO allocable to common shares	$319,214	$257,555	$1,083,996	$968,046

Diluted weighted average common shares outstanding	171,982	171,383	171,664	170,750
FFO per diluted common share	$1.86	$1.50	$6.31	$5.67
Computation of Funds Available for Distribution (“FAD”):

FFO allocable to common shares	$319,214	$257,555	$1,083,996	$968,046
Eliminate effect of non-cash items included in FFO:
Share-based compensation expense	5,918	5,741	24,312	23,709
Impairment of non-real estate assets	-	-	-	2,186
Foreign currency exchange (gain) loss	(11,357)	20,782	(8,876)	7,287
Application of EITF D-42	12,019	3,508	68,875	32,568
Less: Capital improvements to real estate facilities	(9,095)	(12,751)	(67,737)	(69,777)

FAD (a)	$316,699	$274,835	$1,100,570	$964,019

Distributions paid to common shareholders	$188,542	$161,620	$751,167	$619,682

Distribution payout ratio (b)	59.5%	58.8%	68.3%	64.3%

Distributions per common share	$1.10	$0.95	$4.40	$3.65

(a)
Funds available for distribution (“FAD”) is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(b)	The distribution payout ratio is computed by dividing distributions paid by FAD.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$405,051	$386,196	$1,596,320	$1,522,055
Non Same Store Facilities (a)	29,783	22,575	106,770	81,469

Self-storage revenues	434,834	408,771	1,703,090	1,603,524

Self-storage cost of operations for:
Same Store Facilities	98,461	104,632	468,752	477,041
Non Same Store Facilities (a)	8,024	6,760	33,114	27,797

Self-storage cost of operations	106,485	111,392	501,866	504,838
Net operating income for:
Same Store Facilities	306,590	281,564	1,127,568	1,045,014
Non Same Store Facilities (a)	21,759	15,815	73,656	53,672

Self-storage net operating income (b)	328,349	297,379	1,201,224	1,098,686
Ancillary revenues	30,617	28,272	123,639	114,089
Ancillary cost of operations	(9,107)	(9,092)	(38,263)	(37,396)
Depreciation and amortization	(92,586)	(89,715)	(357,781)	(357,969)
General and administrative expense	(12,720)	(11,466)	(56,837)	(52,410)
Asset impairment charges	-	-	-	(2,186)
Interest and other income	5,435	7,115	22,074	32,333
Interest expense	(4,486)	(5,443)	(19,813)	(24,222)
Equity in earnings of unconsolidated real estate entities	15,233	16,949	45,586	58,704
Foreign currency exchange gain (loss)	11,357	(20,782)	8,876	(7,287)
Gain on real estate sales and debt retirement	-	5,690	1,456	10,801
Discontinued operations	471	1,530	12,874	3,316
Net income	$272,563	$220,437	$943,035	$836,459

(a)
We consolidate the operating results of 124 additional self-storage facilities that are not Same Store Facilities. Since January 1, 2012, we have acquired 24 self-storage facilities from third parties, and on June 1, 2012, we commenced consolidating three self-storage facilities that we previously accounted for on the equity method.  Included in the table above for the three months and year ended December 31, 2012, are revenues totaling $4,298,000 and $8,715,000, respectively, and cost of operations totaling $1,484,000 and $3,446,000, respectively, for these 27 facilities.

(b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to our net income.